Xtant Medical Receives 510k Clearance for Expanded Indications of Irix-A

BELGRADE, Mont., Sep. 12, 2017 (GLOBE NEWSWIRE) -- Xtant Medical Holdings, Inc. (NYSE American:XTNT), a leader in the development of regenerative medicine products and medical devices, today announced that the U.S. Food and Drug Administration (FDA) has cleared product line extensions for the Irix-A interbody spacer.  The clearance provides for the addition of three additional size configurations for an expanded market opportunity, and importantly, for use with allograft.  This clearance is the second received during this quarter, and continues to strengthen Xtant Medical’s focus in providing a more comprehensive portfolio focused on regenerative care for the patient.

Xtant Medical’s Irix-A is a standalone interbody device used in anterior lumber interbody fusions.  The current product line offers a Titanium and PEEK composite implant, with the additional option of a titanium plasma coating for improved osseointegration with the spinal endplate, all with 8° or 12° of lordosis for alignment with the curvature of the spine.  This new 510k clearance adds three additional degrees of lordosis, specifically 16°, 20°, and 24°, providing the surgeon with a wider variety of choices to correct the patient’s loss of lordosis and to improve sagittal balance.  The FDA clearance also expands the indications of use to include use with allograft, such as Xtant Medical’s patented OsteoSponge, proprietary 3Demin, or OsteoVive viable cell allograft.

“The clearance of the additional footprints, including hyperlordotic options, further enhances our lumbar product portfolio in response to our customer’s needs’ said Gregory Juda, Chief Scientific Officer.  “We continue to execute on our focus of combining our hardware and biologics technologies, strengthening our position as a comprehensive supplier for spine surgeons and their patients.”

The Irix-A Lumbar Integrated Fusion System consists of an integrated titanium ring, surrounded by an outer PEEK ring and three screws.  It is intended for anterior spinal fusion procedures at one or two contiguous levels of the lumbosacral spine (L2-S1 inclusive) in skeletally mature patients for the treatment of degenerative disc disease.

Xtant Medical estimates the US market for standalone anterior lumbar interbody fusion market to be approximately $230 million and growing.  The US market for Demineralized Bone Matrix (DBM) is estimated at $410M.  The additional Irix-A interbody implants are intended to be available to customers later this year.

About Xtant Medical

Xtant Medical Holdings, Inc. (NYSE American:XTNT) develops, manufactures and markets class-leading regenerative medicine products and medical devices for domestic and international markets. Xtant products serve the specialized needs of orthopedic and neurological surgeons, including orthobiologics for the promotion of bone healing, implants and instrumentation for the treatment of spinal disease, tissue grafts for the treatment of orthopedic disorders, and biologics to promote healing following cranial, and foot and ankle surgeries. With core competencies in both biologic and non-biologic surgical technologies, Xtant can leverage its resources to successfully compete in global neurological and orthopedic surgery markets. For further information, please visit www.xtantmedical.com.

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Investor Contact

CG CAPITAL

Rich Cockrell

877.889.1972

investorrelations@cg.capital

Company Contact

Xtant Medical

Molly Mason

mmason@xtantmedical.com

Xtant Medical Holdings, Inc.